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                                                                  Exhibit (a)(2)


                             AMENDMENT NO. 1 TO THE
                          AGREEMENT AND DECLARATION OF
                     COLONIAL INTERMEDIATE HIGH INCOME FUND

         WHEREAS, Section 7 (b) of Article IX of the Agreement and Declaration of Trust of Colonial Intermediate High Income Fund, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that said Agreement and Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized so to do by a vote of a majority of the shareholders;

         WHEREAS, Section 1 of Article V of said Agreement and Declaration of Trust provides that until shares are issued the Trustees may exercise all rights of shareholders and may take any action required by law, the Agreement and Declaration of Trust or the by-laws to be taken by shareholders; and

         WHEREAS, no shares have been issued by Colonial Intermediate High Income Fund;

         WE, THE UNDERSIGNED, being at least a majority of the Trustees of Colonial Intermediate High Income Fund, do hereby certify that the undersigned have authorized the following amendment to said Agreement and Declaration of Trust as follows:

         Section 3 of Article V is hereby amended by deleting the words "Thirty per cent (30%)" from the first line thereof so that said section shall read in its entirety as follows:

         "Section 3. A majority of the Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders' meeting. Any lesser number, however, shall be sufficient for adjournments. Any adjourned session or sessions may be held within a reasonable time after the date set for the original meeting without the necessity of further notice. Except when a larger vote is required by any provision of this Declaration of Trust or the By-Laws, a majority of the Shares voted shall decide any questions and a plurality shall elect a Trustee."

         The foregoing amendment shall become effective as of the time this instrument is filed with the Secretary of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands in the City of Boston, Massachusetts for themselves and their assigns, on this 15th day of July, 1988.
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/s/ Tom Bleasdale                           /s/ Frederic W. Watriss
---------------------------------           --------------------------------
    Tom Bleasdale                               Frederic W. Watriss




/s/ Lora S. Collins                          /s/ George L. Shinn
---------------------------------            ---------------------------------
    Lora S. Collins                              George L. Shinn



/s/ James L. Moody, Jr.                     /s/ John A. McNeice, Jr.
---------------------------------           --------------------------------
    James L. Moody, Jr.                         John A. McNeice, Jr.


                        THE COMMONWEALTH OF MASSACHUSETTS


Suffolk, ss.                                          July 15, 1988

         Then personally appeared the above-named Trustee(s) and acknowledged the foregoing instrument to be his or their free act and deed, before me.



                                                -------------------
                                                    Notary Public


                                                My Commission expires:


(Notary's Seal)